Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-40267, 333-43537, 333-43539, 333-43541, 333-43543, 333-43635, 333-67487, 333-92735, 333-31022, 333-100553, 333-141038, 333-163645, 333-175010, 333-199685, 333-214683, 333-272392, and 333-281229) and on Form S-3 (Nos. 333-85279, 333-88097, 333-95841, 333-31268, and 333-282928) of Casella Waste Systems, Inc. of our reports dated February 20, 2026, relating to the consolidated financial statements, and the effectiveness of internal control over financial reporting of Casella Waste Systems, Inc. and subsidiaries, appearing in this Annual Report on Form 10-K of Casella Waste Systems, Inc. for the year ended December 31, 2025.
/s/ RSM US LLP
Boston, Massachusetts
February 20, 2026